Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

SM SUBSIDIARY CORP.

INTO

THERMAGE, INC.

Pursuant to Section 253 of the General Corporation Law of the State of Delaware, Thermage, Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That the Company is incorporated pursuant to the General Corporation Law of the State of Delaware.

SECOND: That the Company owns all of the outstanding shares of each class of the capital stock of SM Subsidiary Corp., a Delaware corporation.

THIRD: That the Company, by the following resolutions of its Board of Directors, duly adopted by a meeting of the Board of Directors on December 10, 2008, determined to merge SM Subsidiary Corp. with and into the Company on the terms and conditions set forth therein:

WHEREAS, the Company owns all of the outstanding capital stock of SM Subsidiary Corp., a Delaware corporation (“Subsidiary”).

WHEREAS, the Company desires to merge Subsidiary with and into the Company pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) to change the Company’s name to “Solta Medical, Inc.”

NOW THEREFORE BE IT RESOLVED: That the Board of Directors hereby authorizes the Company to merge with Subsidiary, with the Company being the surviving corporation, and to assume all of Subsidiary’s liabilities and obligations (the “Merger”).

RESOLVED FURTHER: That the Merger shall be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of the State of Delaware.

RESOLVED FURTHER: That upon the effectiveness of the Merger, the name of the Company shall be changed to “Solta Medical, Inc.” and Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

“The name of the corporation is Solta Medical, Inc.”

RESOLVED FURTHER: That upon the effectiveness of the Merger, the Company’s stock certificates shall represent shares in the name of “Solta Medical, Inc.”

RESOLVED FURTHER: That the Board of Directors hereby authorizes and directs the appropriate officers of the Company (the “Authorized Persons”), and each of them, to execute and file all documents, including a Certificate of Ownership and Merger, and to take all other actions which they deem necessary or desirable to carry out the intent or accomplish the purposes of the foregoing resolutions.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by John F. Glenn its authorized officer, this 12th day of January, 2009.

THERMAGE, INC.

By:	/s/ John F. Glenn
Name:	John F. Glenn
Title:	Chief Financial Officer